Exhibit 16.1

Tel: 408-278-0220 Fax: 408-278-0230 www.bdo.com	300 Park Avenue, Suite 900 San Jose, CA 95110
December 22, 2025
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have read the statements contained under the caption “Change in Independent Accountant” in the Form S-1 to be filed by Cerebras Systems Inc. on December 22, 2025. We agree with the statements contained therein insofar as they relate to our firm.
Very truly yours,
/s/ BDO USA, P.C.
BDO USA refers to BDO USA, P.C., a Virginia professional corporation, also doing business in certain jurisdictions with an alternative identifying abbreviation, such as Corp. or P.S.C.
BDO USA, P.C. is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.
BDO is the brand name for the BDO network and for each of the BDO Member Firms.